UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 1, 2014, Empire Resorts, Inc. (the “Company”) issued a press release announcing the conclusion of its rights offering (the “Rights Offering”), in which, upon completion, the Company will issue a total of 2,138,178 shares of common stock at $6.25 per share and raise approximately $13.36 million in gross proceeds. This includes 452,462 shares issued to holders upon exercise of their basic subscription rights, 1,512,629 shares issued to Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, upon exercise of its basic subscription rights and 173,087 shares issued to holders upon exercise of their oversubscription rights in the Rights Offering.

The Company anticipates using the net proceeds of the Rights Offering, which the Company expects to be approximately $13.16 million following the deduction of expenses relating to the Rights Offering, to fund the expenses relating to the development of the Project and Casino Project and maintaining the Company’s on-going operations and facilities in support of the Company’s pursuit of a destination gaming resort license. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2014

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

99.1	Press Release, dated May 1, 2014